Exhibit 99.2

Apropos Technology
Moderator: Mark Muehlfelt
04-22-03/4:00 pm CT
Confirmation #9768260

APROPOS TECHNOLOGY
FIRST QUARTER EARNINGS CALL
Moderator: Mark Muehlfelt
April 22, 2003
4:00 pm CT

Operator:                                                                      Good afternoon. My name is (Amy) and I will be your conference facilitator today.

At this time I would like to welcome everyone to the Apropos Technology First Quarter Earnings Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you.

I would now like to turn the conference over to Mr. Mark Muehlfelt. Sir, you may begin.

Mark Muehlfelt:                                  Thank you. Good afternoon, everyone, and thank you again for joining us for Apropos’ First Quarter Conference Call.

By now everyone should have received a copy of the press release that was sent out this afternoon. If anyone needs a copy, it is available on Apropos’ Web site or you can call my assistant, (Karen Droba), at 312-640-6770 and we will fax or email you a copy immediately.

Before I turn the call over to Kevin Kerns, Apropos’ President and CEO, I need to remind you that certain statements made during this conference call that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Apropos believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from expectations are detailed in this afternoon’s press release and, from time to time, in the company’s filings with the SEC.

Additionally, we wanted to let people know that the information and statements made during the call are made as of the date of the call. Listeners to any replay should understand that the passage of time, by itself, will diminish the quality of the statement. Also, the contents of the call are the property of the company, and any replay or transmission of the call may be done only with the consent of Apropos Technology.

With all that aside, I would now like to turn the call over to Kern Kerns for his opening remarks.

Kevin Kerns:                                                  Thank you, Mark. Good afternoon, everyone. Joining me today is Frank Leonard, our Chief Financial Officer and Senior Vice President.

The First Quarter of 2003 represented a solid quarter for Apropos. Improvement in both license revenues and lower operating costs helped us post our smallest operating loss in over two years. In tandem with these improving financials, the company achieved each and every one of its key product milestones in the delivery of its next generation platform, Version 6.0.

At this time I would like to review our First Quarter financial results.

In the First Quarter, the company posted revenues of $5.2 million ended March 31, 2003, flat with First Quarter revenues in 2002. Revenues were up 3% sequentially, increasing from $5 million in Q4 of 2002. License revenues in the First Quarter were $2.1 million, down 9% for the same period in 2002, but up 27% from the Fourth Quarter of 2002. License revenue growth in the quarter can be partially attributed to some early wins with our new channel partners. We anticipate that this trend will continue as pipeline activity increases with each channel.

Improved license revenues and the benefits of recent cost restructurings has directly improved gross margins. Gross margins were 76% in the First Quarter, up 4% from the First Quarter in 2002 and 5% sequentially. Gross margins now sit at the highest level since our initial public offering in early 2000.

Earnings per share in the First Quarter improved to a net loss of 12 cents per share compared to a loss of 23 cents per share in the First Quarter of 2002, an improvement of 11 cents per share. Cash burn, a primary focus for management, has dropped dramatically in the First Quarter of 2003. Cash usage during the quarter was $1.6 million, down from $2.7 million in the First Quarter of 2002, and a reduction of almost $1.2 million from the Fourth Quarter of 2002. We anticipate this trend will continue, with cash burn dropping to under $1 million per quarter by the Third Quarter of 2003, assuming flat license revenue throughout the year. any growth in license revenue will fall directly to the bottom line, driving cash burn closer to breakeven.

The company received eight new customer orders during the quarter, representing 31% of overall revenues. New customer orders were received from Atlantic Credit Union, F. Schumacher, Dorel Juvenile Group, UK Ministry of Defense, and Business Link for London. Major add-on orders were also received from Nokia Communications and ICL Fujitsu. As of March 31, 2003, the company maintains over $40 million in cash and short-term investments. We believe the steps taken in the Third Quarter of 2002 and the First Quarter of 2003 to align our operating costs with our current level of revenues has put the company back on a path to profitability. Management maintains a diligent focus on driving license revenue growth and pushing costs out of the business.

With the recent introduction of our new Version 6.0 Enterprise Edition, the company is extremely well positioned to drive new license revenue opportunities. Version 6.0, unlike any release before it, is the culmination of over two years of new product development and a total bottom-up re-architecture of the Apropos multi-channel product suite. The company anticipates Version 6.0 to be released in June of this year.

With this new product platform, the company will have significant new opportunities available to it not only in the traditional contact center, but in the broader enterprise. With Version 6, interaction management will take on a bigger, more strategic role. In speaking with our customers, market analysts and industry partners, we continue to find new applications for interaction management throughout the enterprise. It is our mission with Version 6 to expand the footprint of real-time interaction management well beyond the physical walls of the contact center. I will speak directly to this in just a few minutes.

At this time I would like to turn the call over to Frank and have him describe in more detail the financial performance of the company in the First Quarter.

Frank?

Frank Leonard:                                        Thank you, Kevin.

Revenues for the First Quarter of 2003 of $5.2 million were flat with the $5.2 million in the year ago period. Revenues for the last six quarters have been in the range of $5 to $5.5 million. In the current quarter the software license revenue component totaled $2.1 million, a decrease of 9% from the $2.3 million in the First Quarter of 2002. The slight decline in software revenues was principally due to fewer new customers added this quarter than the year ago period.

Offsetting the decline in software license revenue, revenue from services and other in the current quarter of $3.1 million increased $.2 million, or 7%, from the year ago period. Support revenues increased from $1.8 million to $2.2 million, which more than offset the decline in services, hardware and billable travel. Support revenue growth is consistent with the sequential quarterly increases the company experienced throughout 2002 due to new customer cutovers and expansion of systems by existing customers.

On a geographic basis, North American business in the First Quarter of 2003 was 73% of revenues, compared to 70% in the year ago quarter. On a dollar basis, North America and Asia Pac were up from the year ago period.

Revenues from Europe were down $200,000, or nearly 20%, due in part to customers delaying buying decisions.

On a channel basis, the indirect and OEM business in the First Quarter of 2003 was 27%, compared to 21% for the same period a year ago. All three regions contributed revenues, with the new North America contributions from JD Edwards and McKesson Healthcare Solutions.

In the current quarter, the company added eight new customers. Over 75% of these customers selected our multimedia capabilities for voids, email or Web. The calculated average sales price for new customers sold, $226,000. This is up from the $170,000 in the Fourth Quarter, and represents the first increase in four quarters. While we are encouraged by the current quarter increase, we still expect projects to be smaller in scope and the buyer in general staying conservative.

Gross margins for the First Quarter 2003 of 76% compared favorably with the 72% in the same quarter a year ago. With only a slightly lower mix of higher margin software revenue, this was more than offset by the service and other revenue margin in the current quarter, comparing favorably with the year ago period. While principally due to better staff utilization on the professional service organization that includes customer support, there were also lower revenues from hardware and billable travel which contributed little or no margin.

Operating expenses for the First Quarter of 2003 of $6.1 million includes a restructuring charge of $448,000. Even with the restructuring charge, operating expenses were down $1.7 million or 22% from the same quarter of last year. Lower operating costs were led by reduced staffing levels, bonus accruals, recruiting costs and lower marketing spending, which has been refocused on lead generation opportunities. These decreases were offset to a lesser extent by higher employee benefit costs and higher D&O insurance premiums.

Total staffing, including the professional service organization, was 130 at March 2003, compared to 180 a year ago March. The company took steps at the end of the Third Quarter 2002, and again in the First Quarter 2003, to better align staff levels with the revenue levels.

The company’s operating loss for the current quarter was $2.1 million. This compares with an operating loss for the prior year First Quarter of $4 million. Improved margins and significant operating cost reductions led to a 47% decline in operating losses. Operating losses, with the restructuring charge excluded of $1.691 million, would be the lowest level since the IPO.

Interest income and other in the First Quarter of 2003 totaled $168,000, which is down 33% from the $252,000 in the prior year quarter. While investment balances are down 21%, investment yields have also declined over the past year. The US GAAP net loss for the First Quarter 2003 of $2 million represents an improvement of 48% from the year ago net loss of $3.8 million. The same was true for the net loss per share, where the current quarter net loss of 12 cents per share was 48% lower than the net loss of 23 cents per share a year ago.

With a continued strong balance sheet, the company remains a viable entity. The cash and short-term investment balances at March 31st are over $40 million. These balances are conservatively invested in government agency bonds and money market accounts. The weighted average maturity on the investment portfolio was 36 days, with a current yield of 1.44%. Trade receivables at March 2003 totaled $3 million. The day sales outstanding at

March 31st of 53 days increased 2 days from the 51 days at December 31st. This slight increase was more than attributable to a higher component of the receivable balance associated with support billings. However, this does represent the third consecutive quarter where DSOs have been below 60 days. It will also likely keep the company at the lower end of the range for our peer group. In the current quarter, emphasis was placed on billing and collecting support invoices, historically the quarter with the most renewals, and it was successful.

The cash burn for the First Quarter of 2003 and the trailing four quarters were $1.6 million and $10.8 million, respectively. These amounts represent cash flows associated with operating losses, changes in working capital, capital expenditure needs, as well as other miscellaneous transactions. In general, fluctuations in the company’s quarterly cash burn are due in part to such items such as the change in revenue levels, increases or decreases in DSO levels, the timing of annual support billings, payments associated with restructuring charges, and large payments related to legal costs, accounting services and insurance premiums. In the First Quarter, deferred revenues associated with annual support billings increased $693,000. With only a slight increase in DSOs this quarter, the collection of First Quarter support billings had a positive impact on quarterly cash flows.

Over the past few quarters the company has recorded restructuring charges, in particular $869,000 in the Third Quarter 2002 and $448,000 in the First Quarter 2003. Quarterly cash flows associated with these charges were $210,000 in the Third Quarter of 2002, $240,000 in the Fourth Quarter of 2002, and nearly $600,000 in the First Quarter of 2003. We anticipate cash flows of $220,000 for the Second Quarter of 2003, which will substantially complete disbursements associated with these restructuring charges.

The company continues as a defendant in several lawsuits, including shareholder class action suits. In the case - and in the class action suit alleging misrepresentations in the IPO, the judge issued a ruling in early April. The ruling dismissed two of the three complaints. The company is reviewing its option on the one remaining complaint, subject to further discovery. We continue to believe this and other shareholder class action suits are without merit, and plan to vigorously defend the allegations. While the ultimate outcome in the class action and other suits are not certain at this time, the company does not believe the results would have a material adverse impact on its results of operations or financial position.

Finally, our book value per share, based on 16,697,239 shares outstanding at March 31st, was $2.45. The combined cash and short-term investment balances alone represent $2.42 per share.

Let me take a moment to discuss our expectations going forward. I would again refer you to the opening remarks regarding forward-looking statements. Revenues have been in a narrow range for the last six quarters. We continue to lack any good visibility. Like many other businesses, particularly those dealing with technology enhancement, it is extremely difficult to determine when a significant increase in capital spending may occur. As a result of this poor revenue visibility, we continue to closely monitor our cost structure as evidenced by staff reductions in the Third Quarter of 2002 and again in the early part of 2003. We have also taken steps to supplement these personnel reductions with other lowered spending plans for calendar 2003. We anticipate operating expenses in the Second Quarter to be near the $5.6 million of ongoing expenses incurred in the First Quarter. We also anticipate the cash burn for the Second Quarter will improve slightly over the $1.6 million in the First Quarter.

We believe Apropos is a viable company that will survive these very trying economic times. We have been making the tough decisions over the last several quarters to reduce costs in order to position the company to reach profitability. While it is still our goal to be profitable, the lack of any reliable revenue visibility keeps the projection of a specific quarter unclear. With the upcoming release of what we believe is already the best of breed multi-channel interaction management software solution, we are better positioned than ever to achieve our goal of profitability.

At this time I would like to turn back the discussion to Kevin.

Kevin Kerns:                                                  Thanks, Frank.

Over the next few minutes I would like to highlight some of the key features of the new Version 6.0 product and the potential role it will play in driving revenue in future quarters.

In previous conference calls we have discussed the ongoing investments made in new product development. Over $10 million has been invested in the new Version 6 product over the past two and a half years, and we are now reaching the completion of this major development cycle. The new product puts Apropos in a strong technology leadership position as we look to the next technology buying cycle. The new Version 6 product is more than just another release. It gives Apropos the critical platform it needs to attract third-party channels and influencers to recommend our technology.

With Version 6 we have a value proposition and technology platform that is specifically tailored for the channels and system integration market. The Version 6 product can be either an out-of-the-box feature-rich 32-bit packaged application or, new to V6, a customizable real-time Web application platform which can be used for a variety of different environments, applications or solutions. The new product has been built on J2EE standards and is the first real-time application of its kind capable of managing voice, email and Web interactions on a fully J2EE-compliant architecture.

The strength of Version 6 is the fact that it can be entirely embedded within any type of browser-based application or customer browser environment. In V6, all of the interaction features are published as Java-based APIs, making it extremely flexible and easy to integrate with existing enterprise applications like CRM, ERP or eCommerce. With Version 6, the product will now support much higher transaction volumes and an increased number of concurrent users.

Although we have not released any specific scalability metrics on the new product, we believe that it will meet most if not all high end call center requirements for scalability. The actual metrics are being gathered now and should be available in coming months.

Another key highlight of the Version 6 product is its increased reliability, especially in multi-site virtual contact center environments. The new product has a built-in resiliency feature which helps maintain integrity of the system through minor network interruption. The primary design focus of the Version 6 release was to expose all of the real-time interaction features of the Apropos product suite in a totally open, highly scalable enterprise class application environment, first and foremost to increase our channels of distribution, and second, to expose new opportunities for interaction management beyond the call center.

With Version 6, Apropos can now pursue a variety of new market opportunities. We’re taking the best practices we’ve learned in managing customer interactions and expanding this focus on managing business interactions between people — customers, employees and vendors — between systems that monitor or attract business activity, and between systems and people where an interaction is initiated based on specific business activity or state changes. As businesses seek to improve responsiveness and increase visibility across departments and business functions, the role of interaction management will become more and more strategic.

As we explore the potential of new markets, we remain focused on driving further penetration into the core call center space. With Version 6, we have the opportunity to capitalize on two fronts. With a more feature-rich, 32-bit application for the small to mid-market customer, we should continue to have strong traction and success. And for the larger enterprise call center opportunities, we will now be in a position to offer a highly scalable Web-architected solution that will be extremely competitive in the high end call center market.

Our first objective over the next couple of quarters will be to establish one or two strong references for our product in the enterprise call center segment. In order to reach these new opportunities, we need to attract partners and channels that can introduce our solution and influence the sale of our products. In previous calls we articulated at length that our go-to-market strategy is heavily predicated on the use of leverage and influence. We continue to focus all of our business development efforts on building channels and key industry partnerships that can help bring our technology to market.

The JD Edwards relationship continues to gain momentum. The First Quarter yielded our first joint customer wins. The first of these sales was to F. Schumacher, a leading manufacturer of designer fabrics. The initial sale was for 250 seats to manage, prioritize and report interactions into the order fulfillment department. For this sale, the Apropos interaction management solution will be integrated with the JD Edwards ERP solution. The sale to F. Schumacher was not only a strong indication of customer interest in the new JDE/Apropos solution, but demonstrated once again that the application of interaction management has its uses beyond the traditional call center. As a result of this early success, we are now expanding our integration to work with both CRM and ERP solution sets.

The McKesson channel is also starting to build some pipeline activity. We expect the deal sizes in the healthcare CRM vertical to be typically in the 15 to 30-seat range. We anticipate our first customer sale with McKesson this quarter, and are working to finalize the integration between the two products. We have already conducted a number of educational seminars and knowledge transfer sessions with their product specialists.

We also signed a third channel partner in February of this year. The reseller agreement was with an established public CRM company. The formal announcement of this relationship will occur upon the successful deployment of our first joint customer.

We continue to pursue dialogues with a variety of other application companies and system integrators in the call center industry. We have received a great deal of interest in our new Version 6 platform, and we anticipate more of these companies will come to adopt our new product in future quarters. We will continue to evolve our business model in the coming months to improve the execution of both our direct and indirect channel distribution strategies.

Over the past couple of quarters the company has taken a huge cut out of operating expenses and has dramatically reduced its cash burn. With more than $40 million in cash and burn rates projected to be under $1 million per quarter by Q3, the company has a solid opportunity to reap the benefits of this major new product cycle. With cash burn down, license revenues up and the Version 6.0 Enterprise Edition on its way, we believe there are compelling reasons for the customers, prospects and shareholders to invest in Apropos.

We appreciate your ongoing support of Apropos Technology, and we are now ready for questions.

Operator:                                                                      At this time I would like to remind everyone, in order to ask a question, please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (unintelligible) with SG Cowen.

Rehan Syed:                                                     Hi, folks.

Kevin Kerns:                                                  Hi, (unintelligible).

Rehan Syed:                                                     Good to see the pick-up in the license number there.

Can you give us a sense for what prompted that improvement? If you could allocate across, let’s say, demand improving or your execution improving and the OEM deals kicking in, what would you say was the primary factor for that?

Kevin Kerns:                                                  I think it’s a combination of two things. In the Fourth Quarter, as we indicated on the February call, there was some slippage to a couple deals - key deals that we anticipated in Q4 which obviously, I think, made Q4 weaker than it would have normally been. And I think secondarily, as I mentioned in this conference call, we also saw some initial traction from some of the OEM channels, specifically the JD Edwards relationship. So a combination of those two factors, I think, pushed out the license revenue numbers.

Rehan Syed:                                                     Okay.

And it looked like you were retuning the sales force a little bit, from your commentary (unintelligible) last quarter. How much of that is still in progress, and what else needs to be done?

Kevin Kerns:                                                  To be honest with you, we haven’t made any changes in the sales force since last quarter, so I’m not sure what you’re referring to.

Rehan Syed:                                                     Okay.

And in terms of going forward, how should we be thinking about revenues? Is the Q1 license number sort of a good base rate to be modeling, or should we be thinking of kind of the average of the Q4 and Q1 numbers as more appropriate?

Kevin Kerns:                                                  I think the number we had for the First Quarter is probably a better number to model off of. And I think what we referred to is that we really don’t have strong visibility. But, you know, we feel with just kind of keeping a flat line, you know, revenue projection is the way we’re kind of going forward, knowing that there’s upside to that.

Rehan Syed:                                                     Okay.

And then finally, with Version 6, if it ships in the Second Quarter, how much benefit do you expect from that product? And sort of conversely, what kind of disruption, if any, do you expect in front of the product shipment as customers wait to see the new product shipped as opposed to, you know, buy the old product?

Kevin Kerns:                                                  All I can indicate today is that we don’t see anything, you know, looming that would indicate any kind of delay in orders based on V6. I think we’ve been out in front of that with many of our customers under non-disclosure sharing with them, you know, what was coming out. So I think there’s a lot of interest in moving to the V6 and upgrading to that, and I think we’ll see a lot more traction from that as we look into Q3.

Rehan Syed:                                                     Okay, great. Thanks.

Kevin Kerns:                                                  Okay. Thanks, (unintelligible).

Operator:                                                                      Your next question comes from Tony Chiarenza with Key Equity Investors.

Tony:                                                                                        Good afternoon.

Kevin Kerns:                                                  (Unintelligible).

Tony:                                                                                        How are you?

A question about the cash burn going forward. I know you’ve emphasized that you’re planning for revenues to be flat as you move along the quarters here, at least the next few quarters, and you’re projecting maybe $1.6 million burn or so next quarter. What’s going to drive the cash burn really to go below $1 million, assuming revenues remain relatively flat as we go into the Third and Fourth Quarter?

Frank Leonard:                                        Well, I think part of is is that - and I mentioned that there are some restructuring charges that we still anticipate, you know, impacting cash flow in Q2 that we don’t see in Q3 and going forward. And then I think as I referred to before, there are some, you know - I’ll call them kind of fluctuations in large payments, in particular regarding insurance - D&O insurance -

Tony:                                                                                        Okay.

Frank Leonard:                                        - the way that they were structured as to how they - obviously the expense is accrued throughout the year, but the disbursements are not necessarily level.

Tony:                                                                                        Okay. And so there’s just - it’s just a question of payments that are going on in the Second Quarter. But operationally, you know, if you look at, let’s say, depreciation plus sort of net income, you expect to be fairly stable?

Frank Leonard:                                        That’s correct.

Tony:                                                                                        Okay, that makes it a lot clearer.

Any thoughts over the last quarter about a possible share repurchase program? Has that been reevaluated since we spoke last?

Frank Leonard:                                        I think all options are being evaluated by the Board. But I think - at this point I think the main focus is - and I think with the share price having appreciated here, you know, to where it’s at, I think it’s, you know, at a level now where it’s - probably 80% of it’s top line number over the last 15 months. So the urgency of doing a share repurchase doesn’t seem to be as imminent, and also the fact that we’re looking to use that capital for other, you know, company-growing activities.

Tony:                                                                                        Okay, thank you.

Frank Leonard:                                        All right. Thank you, Tony.

Operator:                                                                      Once again, if you do have a question, please press star, then the number 1 on your telephone keypad.

There are no further questions.

Kevin Kerns:                                                  Thank you very much for everyone attending today. If you have any follow-up questions, please feel free to contact Frank Leonard or myself. And again, we’ll see you in July.

Thank you very much.

Operator:                                                                      Thank you for participating in today’s Apropos Technology First Quarter Earnings Call. You may now disconnect.

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